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SERIES PARTICIPATION AGREEMENT

     THIS AGREEMENT, is hereby entered into by and among THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana for itself and on behalf of LINCOLN NATIONAL FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT G ("Account"), a segregated account established by Lincoln National in accordance with the laws of the State of Indiana, and AMERICAN VARIABLE INSURANCE SERIES ("Series"), an open-end management investment company organized under the laws of the State of Massachusetts. This Agreement is effective as of the date on which the Securities and Exchange Commission declared effective the initial registration under the Securities Act of 1933 pertaining to policies issued through the account.

WITNESSETH:

     WHEREAS, the Account has been established by Lincoln National pursuant to the Indiana Insurance Code in connection with certain variable life insurance policies ("Policies") proposed to be issued to the public by Lincoln National; and

     WHEREAS, the Account is being registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the income, gains and losses, whether or not realized, from assets allocated to the Account are, in accordance with the applicable Policies, to be credited to or charged against such Account without regard to other income, gains or losses of Lincoln National; and

      WHEREAS, the Account is subdivided into various Subaccounts ("Subaccounts") under which income, gains and losses, whether or not realized, from assets allocated to each such Subaccount are, in accordance with the applicable Policies, to be credited to or charged against such Subaccounts without regard to other income, gains or losses of other Subaccounts or of Lincoln National; and

     WHEREAS, the Series is divided into various funds ("Funds"), each Fund being subject to separate investment policies and restrictions which may not be changed without a majority vote of the shareholders of such Funds; and

     WHEREAS, certain Funds will serve as the underlying investment medium for certain Subaccounts; and

     WHEREAS, Lincoln National, the principal underwriter for the Policies to be funded by the Account, is a broker-dealer registered as such under the Securities Exchange Act of 1934;

     NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Lincoln National, the Account, and the Series hereby agree as follows:

       1. The Policies funded through the Account will provide for the allocation of net amounts among certain Subaccounts for investment in such shares of the Funds as may be offered from time to time in the prospectus of the Policies. The selection of the particular Subaccount is to be made by the Policy owner, and such selection may be changed or premiums may be transferred among Subaccounts in accordance with the terms of the Policies.

       2. Series shares to be made available to certain Subaccounts shall be sold by the respective Funds and purchased by Lincoln National for the corresponding Subaccount at the net asset value (without the imposition of a sales load) next computed after receipt of each order by the Series, as established in accordance with the provisions of the then current prospectus of the Series. Orders concerning a particular Fund shall be placed for such quantities and at such times as determined by Lincoln National to be necessary to meet the requirements of the Policies. Premium payments or withdrawal requests received by Lincoln National (or its designated agent) shall be deemed to have been received by the Series' transfer agent for purposes of computing the share price for corresponding purchases and redemptions of shares of the Series; PROVIDED that such payments or requests are communicated to the Series' transfer agent not later than the time, and in the manner, designated by the Series' transfer agent, on the business day next following such receipt by Lincoln National (or its designated agent).

      The Series reserves the right to delay any transfer of its shares until the payment check has cleared. The Series reserves the right to suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interests of the Series or in response to the order of an appropriate regulatory authority.

      3. Transfer of the Series' shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Fund will be

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recorded in an appropriate title for the corresponding Subaccount on the books of Lincoln National. Lincoln National will provide to the Series a list of Policy owners (and their addresses) upon written notice from any officer of the Series or member of the Series' Board.

       4. The Series shall furnish notice promptly to Lincoln National of any dividend or distribution payable on any shares underlying Subaccounts. All of such dividends and distributions as are payable on shares of a Fund recorded in the, title for the corresponding Subaccount shall be automatically reinvested in additional shares of that Fund. The Series shall notify Lincoln National of the number of shares so issued.

      5. The Series shall pay all its expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for, issue in accordance with applicable federal and state laws prior to their purchase by Lincoln National for the Subaccount. The Series shall bear the expenses for the cost of registration of its shares, preparation of its prospectuses, proxy materials and reports, the printing and distribution of such items to each Policy owner who has allocated net amounts to any Subaccount, the preparation of all statements - and notices required by any federal or state law, or taxes imposed upon the Fund on the issue or transfer of the Series' shares subject to this Agreement.

       6. Lincoln National or its agents shall make no representations concerning the Series' shares except those contained in the then current prospectus of the Series and in printed information subsequently issued on behalf of the Series or approved in writing by the Series as supplemental to such prospectus.

       7. It is understood among the parties to this Agreement that shares of the Series may be offered to separate accounts of various insurance companies in addition to Lincoln National and in connection with insurance policies or contracts other than the Policies (this practice is herein described as "mixed and shared funding"). It is also understood among the parties that shares of the Fund may be offered to other persons identified in paragraph f of Temporary Regulation Section 1.817-5T. The Series and CRMC filed an application and an amendment thereto (file number 812-6393) (the "Application") for an order of the Securities and Exchange Commission, pursuant to Section 6(c) of the 1940 Act exempting the Series and Capital Research and Management Company and certain life insurance companies from


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certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold in connection with mixed and shared funding. The order was granted in SEC release no. IC-15899 (the "Order"), subject to certain conditions contained in the Application, (the "Conditions"). The following is a summary of the Conditions as set forth in the Notice of Application and Opportunity for Hearing (SEC release no. IC-15233):

(a) A majority of the Board of the Series shall consist of persons who are not "interested persons" of the Series as defined by the 1940 Act.

(b) The Board of the Series will monitor the Series for the existence of any material irreconcilable conflict between the interests of policy (or contract) owners of all separate accounts investing in the Series.

(c) Lincoln National shall report any potential or existing conflict to the Series' Board.

(d) The Board of the Series shall promptly notify Lincoln National in writing of any irreconcilable material conflict and its implications.

(e) If an irreconcilable material conflict exists, Lincoln National shall, to the extent practicable, take whatever steps are necessary to eliminate such a conflict.

(f) Lincoln National shall consider whether disclosure in the prospectus of the Policies regarding potential risks of mixed and shared funding is appropriate.

(g) Lincoln National shall vote shares of the Series in accordance with instructions received from the Policy owners whose Policy cash values are invested in shares of the Series. Lincoln National shall vote shares of the Series for which no instructions have been received in the same proportion as shares of the Series for which instructions have been received from Policy owners.

(h) Lincoln National and the Series shall undertake to comply with any material applicable regulation of the Securities and Exchange Commission which may be adopted relating to mixed and shared funding (including applying for any additional exemptive relief, if necessary).

(i) The Series prospectus shall disclose that (1) shares of the Series are offered to insurance company



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separate accounts funding both variable annuity and variable life insurance contracts, (2) interests of various contract owners participating in a Fund might be in conflict, and (3) the Board will monitor for the existence of any material conflicts and determine what action, if any, should be taken.

             Lincoln National hereby agrees to comply with all the Conditions, as applicable, and the Series reaffirms its undertaking to comply with the Conditions. The provisions of this Section are not subject to termination pursuant to section 9 of this Agreement and shall remain in effect for as long as necessary to satisfy the Conditions.

8. The Series agrees to comply with the diversification requirements of Internal Revenue Code section 817(h) and any regulations thereunder.

9. This Agreement shall terminate:

    a. at the option of Lincoln National or of the Series upon NINE MONTHS' advance written notice to the other;

    b. at the option of Lincoln National upon institution of formal enforcement proceedings against the Series by the Securities and Exchange Commission;

    c. upon a majority vote of the Policy owners having an interest in a particular Subaccount to substitute the shares of another investment company for the corresponding Series shares in accordance with the terms of the Policies for which those Series shares had been selected to serve as the underlying investment medium. Lincoln National will give 30 days' prior written notice to the Series of the date of any proposed vote to substitute Series shares; and

    d. in the event the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Policies issued or to be issued by Lincoln National. In such event, prompt notice shall be given by Lincoln National or the Series to the other.


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     10. Each notice required by this Agreement shall be given in writing and delivered via certified mail - return receipt requested.

     11. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Series individually, but bind only the Series' assets. Lincoln National and the Account agree to look solely to the assets of the Series for the satisfaction of any liability of the Series with respect to this Agreement and will not seek recourse against the members of the Board of Trustees of the Series, or its officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

     12. This Agreement shall be construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

LINCOLN NATIONAL LIFE INSURANCE COMPANY FOR ITSELF AND ON BEHALF OF LINCOLN NATIONAL FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT G

Attest: /s/ John L. Steinkamp

By: /s/ Harlan K. Holly




AMERICAN VARIABLE INSURANCE SERIES

Attest: /s/ Kenneth R Gorvetzian

By: /s/ illegible









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